FREEDOM HOLDINGS, INC.

June 24, 2024

Frank AI AB
Ellagardsvagen 40A
187 45
Taby, Sweden

Attn: Johannes Vermandois and Eric Heimer Co-Founders

Re: Letter of Intent- regarding Freedom Holdings, Inc's Acquisition of Frank AI AB specifically the application known as FrankAI

Dear Sirs ,

This Letter of Intent ("**LOI**") memorializes the principal terms upon which Freedom Holdings, Inc., (the "**Buyer**") agrees to acquire 100% Frank AI AB (the "**Company**"), as described below (the "**Acquisition**") specifically including the application known as Frank AI.

At the closing of the Transaction (the "**Closing**"), and on the terms and subject to all the conditions of this LOI, Company shall become a wholly-owned subsidiary of Buyer and all of the Company's equity held by the Company's members shall be converted into $200,000 worth of newly-issued shares (the "New Shares") of Buyer's common stock, par value $0.0001 (the "Buyer Common Stock"), to be issued to the Company's members in accordance with their pro rata ownership of Company free and clear of all Liens at a price to be determined on the day of closing and $200,000 USD (Two Hundred Thousand Dollars).

Upon execution of this LOI, the Parties shall work in good faith to complete the Acquisition, including by meeting the following interim goals:

(1) The Company shall promptly make its information and personnel available for the Buyer's due diligence review to be completed by July 15, 2024 in order to complete the Definitive Agreement Information shall be provided within 5 business days of the signing of this agreement to include corporate formation documentation, bank account statements and Profit and Loss/Balance sheet financial statements from year ending 2022, 2023 and through the date of this LOI.

(2) The Buyer shall promptly after the date hereof prepare and deliver a draft agreement and plan of merger and reorganization and other draft transaction documents (including draft employment agreements for Key Personnel (as defined below), which the Parties shall seek to negotiate into the final form of definitive purchase agreement for the Acquisition (the "**Definitive Agreement**") and the final forms of the other transaction documents, prior to July 15, 2024

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(3) The Parties shall seek approval for the Acquisition, based on the Definitive Agreement and the final forms of the other transaction documents, from their respective boards or other governing bodies or persons, no later than July 15, 2024.
(4) The Buyer and the Company shall execute the Definitive Agreement no later than July 15, 2024 subject to the satisfaction of the closing conditions in the definitive documentation, the Parties shall close the Acquisition.

Proposed Principal Terms of Acquisition

Buyer

Freedom Holdings, Inc., a Florida corporation ("**Buyer**" or "**FHLD**").

Company

Frank AI AB **("Company")**

Seller

Johannes Vermandois and Eric Heimer Co-Founders ("**Seller**")

Acquisition

1) Buyer shall acquire all of the issued and outstanding membership interests of the Company representing up to 100% of the issued and outstanding membership interests of Company (the "**Acquisition**") in exchange for $200,000 worth of Buyer's restricted common shares priced on the day of closing, and
2) The Buyer shall pay the Seller $150,000 USD at closing followed by a payment of $50,000 USD which is due 30 days after closing.
3) Company's personnel shall continue to management the Company on behalf of the Buyer and according to the Buyers direction.
4) The Company shall initiate an audit by the Buyer's PCAOB auditing firm and make all information available to the Buyer's financial representative(s) in order to complete the audit process in an efficient and prompt manner.
5) Upon the consummation of the Acquisition, Company will become a wholly owned subsidiary of Buyer to be set forth in the Definitive Agreement (the "**Purchase Price**"), with the intent to operate the Company as a wholly owned subsidiary of Buyer.

Conditions for Closing

Upon the signing of the definitive agreement the Buyers PCAOB audit firm shall have 30 days to commence the audit process to comply with SEC Rules. During those 30 days a determination will be made as to the timeframe needed to complete the audit in order to set a reasonable time for closing. Upon Closing 100% of the equity capital and/or voting interests of the Company shall be owned

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by the Buyer free and clear of any and all liens or debt. Should the audit uncover any undisclosed liabilities to include but not limited to legal obligation and or debts/account payables of the Company and/or any other issues that would not be acceptable as part of a public company, the capital (if any) that has been infused in the project shall either be returned and or converted into a pro-rata equity ownership of the Company. In addition, the Company's personnel agree to a transition period of 30 days of which will be hands-on and after the transition period will be on an as needed basis with terms to be negotiated. Seller and Buyer agree that during the full transition period Seller will introduce Buyer to industry contacts that the Company has established to enhance the future growth and further development of the Company assets.

Exclusivity and Operations during the Exclusivity Period (Binding Term)

The Parties shall not disclose, without the written consent of the other, the existence or terms of this LOI or the proposed Acquisition to any third party, except and only to the extent such disclosure is necessary to facilitate the Acquisition, required by applicable law or requested by regulatory authority, for a period of one (1) year from the date of this LOI. Buyer shall be permitted to disclose this LOI and other information relating to Company, as necessary or appropriate in Buyer's judgment in connection with Buyer's raising capital and Buyer's reporting requirements required by a Public Company or as otherwise necessary to comply with securities laws in the opinion of Buyer's securities counsel. The Company may disclose this LOI to its Board, members, equity holders, noteholders, agents and advisors.

In consideration of the time and expense that Buyer is incurring to close the contemplated transactions (including paying certain Company transaction expenses whether or not the Acquisition closes as described below), the Company agrees that from the date hereof until September 1, 2024 (the "**Exclusivity Period**"), the Company and its Key Personnel, representatives, officers, employees, members, directors, agents, advisors, shareholders and affiliates (i) shall not initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposals, letters of intent, LOIs, equity purchase agreements, asset sale agreements (other than the sale of assets in the ordinary, normal, customary course of business), or other similar contracts or "change of control" arrangements with any third party, or enter into any other agreement to purchase securities or provide debt to the Company that can convert into securities, or enter into any other contracts or arrangements (not including those that are entered into in the ordinary course of business) that may cause undue delay or a material change in the Company and (ii) shall operate the Company solely in the ordinary course thereof consistent with past practices. The Exclusivity Period will end on September 1, 2024, or until such time as it becomes clear that the Buyer cannot meet the conditions for closing, whichever comes first.

Confidentiality

The existence of this LOI and the contents hereof, as well as all mutually discussed, projections, forecasts, technology, processes, management, related entities, shareholders, members and other materials relating to any of the parties, or their subsidiaries and other affiliates shall all be treated

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as confidential information by the parties and shall not be disclosed or used by any party without the written consent of the other party. The parties shall cause their affiliates to observe the confidentiality provided for in this LOI. For the avoidance of doubt, the parties may disclose such information (a) to such party's bankers and other financing sources, employees and professional advisors, in each case under a confidential relationship, in connection with the Acquisition, and (b) if required pursuant to any court order, investigation by a governmental or regulatory entity, and any applicable law or regulation (including applicable securities laws and regulations and rules promulgated thereunder), and if such disclosure is required, the party from whom such disclosure is sought will, if practicable, (i) request that the subject matter to be disclosed be kept confidential and not used for any purpose, (ii) to the extent permitted by law, give reasonable advance notice in writing to the other party that such disclosure has been required, (iii) to the extent permitted by law, make such disclosure as late as legally permissible (as determined by the party making such disclosure upon the advice of its counsel), and (iv) limit the information to be disclosed to that which is required to be disclosed.

Termination (Binding Term)

This LOI will automatically terminate and be of no further force and effect upon the earlier of: (i) the execution of the Definitive Agreement by the Parties, (ii) mutual agreement of the Parties, and (iii) the occurrence of a material, uncured breach of the binding terms of this LOI or any unacceptable undisclosed information. An uncured breach shall be defined as the discovery of a material fact/information that substantially impairs or frustrates the purpose or consummation of the transaction that is not remedied within 15 business days of written notice.

Miscellaneous (Binding Terms)

This LOI supersedes and replaces in its entirety any oral or written agreement between the Company, Seller and Buyer relating to the subject matter hereof. No binding agreement providing for the Acquisition will be deemed to exist unless and until a Definitive Agreement between Buyer and the Company is executed and delivered, and unless and until a Definitive Agreement is executed and delivered, none of the Parties will have any legal obligation to any other party of any kind with respect to the Acquisition or otherwise; except that the terms herein in the sections entitled Due Diligence, Exclusivity and Operations during the Exclusivity Period, Confidentiality, Expense Reimbursement, Termination and Miscellaneous shall be legally binding upon the Parties.

If any of the foregoing binding terms of this LOI, as applied in any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this LOI, the application of such provision in any other circumstance, or the validity or enforceability of the remaining binding terms of this LOI.

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We look forward to consummating this transaction as soon as possible. If the foregoing terms and conditions are acceptable, please sign below and return them to us.

This agreement shall be declared effective on the date fully executed below.

Sincerely,

FREEDOM HOLDINGS, INC.

John Vivian
CEO/Director

Jun 24, 2024

Acknowledged and agreed this 24th day of June 2024 to be legally binding the on Company as set forth herein:

FRANK AI AB

Johannes vermandois (Jun 24, 2024 17:42 GMT+2)	Eric Heimer (Jun 24, 2024 23:40 GMT+8)
Johannes Vermandois	Eric Heimer
Co-Founder	Co-Founder
Jun 24, 2024	Jun 24, 2024

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